Exhibit 99.1

For Immediate Release
Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(703) 812-7223	(703) 435-6293

MeriStar Hospitality Closes on New $50 Million Credit Facility

Company Also Exchanges Common Stock for 8-3/4% Senior Subordinated Notes

     ARLINGTON, Va., December 23, 2003—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced that it has closed on a new $50 million senior credit facility, secured by six of the company’s hotels. The three-year facility will carry an annual interest rate of LIBOR plus 450 basis points. The company said it expects to use the facility for working capital purposes but has no plans to draw on the facility in the short term.

     Concurrent with this transaction, the company terminated an existing $50 million credit facility, which had no borrowings outstanding. Lehman Brothers Inc. was the sole arranger and book runner for the new facility.

     The six hotels securing the new credit facility are:

Hotel Name	Location

Embassy Suites Tucson Int’l Airport	Tucson, Ariz.

Doubletree Bradley Int’l. Airport	Windsor Locks, Conn.

The Westin Beach Resort Key Largo	Key Largo, Fla.

Doubletree Guest Suites Atlanta-Galleria	Atlanta, Ga.

Radisson Hotel Annapolis	Annapolis, Md.

The Westin Oklahoma City	Oklahoma City, Okla.

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MeriStar Facility

Common Stock Exchanged for Debt

     Separately, the company announced that it had reduced the outstanding balance on its 8 3/4% senior subordinated notes due 2007 by $25.7 million through exchanges of its common stock totaling 4.7 million shares.

     “The combined effect of the new financing and the debt-for-equity exchanges further strengthens our capital structure and increases our liquidity and flexibility,” said Donald D. Olinger, chief financial officer. “Since the beginning of the year we have eliminated all significant maturities prior to the senior subordinated notes due in 2007, and we have reduced the outstanding balance of these securities by $126 million to $79 million, currently. We continue to review opportunities to improve our balance sheet.”

     Arlington, Va.-based MeriStar Hospitality Corporation owns 93 principally upscale, full-service hotels in major markets and resort locations with 24,995 rooms in 23 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital;

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MeriStar Facility

ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2002. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.